Exhibit 99.1

For Immediate Release

TIB Financial Announces Closing of Strategic Merger with
The Bank of Venice on April 30, 2007

NAPLES, Fla., May 1, 2007 -- TIB Financial Corp. (Nasdaq: TIBB) today announced the April 30th completion of the acquisition of The Bank of Venice.

Edward V. Lett, CEO and President of TIB Financial Corp. said, "The Bank of Venice will continue to operate as a separate bank, under a separate charter, led by its Board of Directors and Officers who cultivated this successful organization. This partnership will provide the Sarasota County market the community bank focus that customers desire and comprehensive product and service offerings and technological advantages afforded by only much larger institutions. Our goal is to enable The Bank of Venice Team to achieve its five year plan in half the time.”

According to David Voigt, CEO of The Bank of Venice, "We expect our customer service oriented cultures and aligned strategic vision of the combined organization will lead to a smooth transition and an energetic and exciting direction for shareholders, customers and team members.”

The Bank of Venice currently has two offices, with a third expected to open in the Venice area soon. The acquisition will make TIB Financial Corp. a two-bank financial holding company with 19 offices in seven southern Florida counties. Concurrent with the closing, Mr. Voigt was appointed to the Board of Directors of TIB Financial Corp. and Mr. Lett was appointed to the Board of Directors of The Bank of Venice. TIB Financial Corp. issued 944,400 shares of common stock and paid $355,000 of cash in exchange for all the outstanding shares of The Bank of Venice stock.

As of March 31, 2007, The Bank of Venice reported total assets of $71.8 million, total loans and leases of $57.2 million, total deposits of $58.0 million and total equity of $8.6 million.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.4 billion in total assets and 19 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Venice and Sebring.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and The Bank of Venice, serves the personal and commercial banking needs of local residents and businesses in its market areas. The banks’ experienced bankers are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and The Bank of Venice, visit www.tibbank.com and www.bankofvenice.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB's investor relations site at www.tibfinancialcorp.com. For more information, contact Edward V. Lett, Chief Executive Officer and President at (239) 263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control, may cause actual results to differ materially from those in the "forward-looking" statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.